Exhibit 5.1

May 16, 2012

APMEX Physical — 1 oz. Gold Redeemable Trust

226 Dean A. McGee Avenue

Oklahoma City, Oklahoma 73102

Re:          APMEX Physical — 1 oz. Gold Redeemable Trust, Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as counsel to APMEX Physical — 1 oz. Gold Redeemable Trust, a trust established under the laws of the Province of Ontario (the “Trust”), in connection with the Trust’s public offering of units (the “Units”) of the Trust, which includes Units issuable upon exercise of an over-allotment option, by the underwriters pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Trust, APMEX Precious Metals Management Services, Inc., APMEX, Inc. and Stifel, Nicolaus & Company, Incorporated as representative of the several underwriters.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the United States Securities Act of 1933, as amended (the “Securities Act”).

We are qualified to express opinions with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Province of Ontario and the federal laws of Canada applicable therein.

In connection with this opinion, we have examined (i) the registration statement on Form F-1, as amended, filed by the Trust under the Securities Act, (such registration statement, being hereinafter referred to as the “Registration Statement”), (ii) the form of Underwriting Agreement, (iii) the trust agreement of the Trust filed as an exhibit to the Registration Statement; (iv) the management agreement of the Trust filed as an exhibit to the Registration Statement; and (v) such other documents relating to the issuance of the Units and related matters and to the filing of the Registration Statement and related matters, as well as such other records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

For the purposes of our opinions hereinafter expressed, we have assumed the genuineness of all signatures of all parties, the legal capacity of individuals signing any documents and the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic or electronically transmitted copies or facsimiles thereof and the authenticity of the originals of such certified, photostatic or electronically transmitted copies or facsimiles.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Units have been duly authorized for issuance and, when issued and paid for in accordance with the terms of the trust agreement and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Securities Act, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP